Exhibit 99.1
Surgery Partners, Inc. Announces New Appointments to the Board of Directors
NASHVILLE, Tennessee, June 5, 2017 - Surgery Partners, Inc. (NASDAQ: SGRY) (the “Company”), today announced the appointment of Christopher R. Gordon and conditional appointment of T. Devin O’Reilly to its Board of Directors, effective upon the consummation of the recently announced transaction whereby the Company has agreed to issue Series A Preferred Stock to BCPE Seminole Holdings LP, an affiliate of Bain Capital Private Equity.
On May 30, 2017, in connection with the recently announced transaction whereby H.I.G. Surgery Centers, LLC, an affiliate of H.I.G. Capital, has agreed to sell its shares of Common Stock of the Company to BCPE Seminole Holdings LP, Matthew Lozow notified Surgery Partners of his resignation from the Board of Directions, effective upon the closing of that transaction.
"I am pleased to welcome Christopher Gordon and Devin O’Reilly to the board of Surgery Partners," said CEO Mike Doyle. "Their experience at Bain Capital and on the boards of several other health care companies will be very valuable to Surgery Partners as we continue to expand.”
“I would also like to thank Matt Lozow and H.I.G. Capital for their support over the past seven years,” said Mr. Doyle. Mr. Lozow has served on the board since the Company’s formation in April 2015, and as a member of the Compensation Committee of the Board since the Committee’s inception.
Christopher Gordon joined Bain Capital Private Equity, LP in 1997 and has served as a Managing Director since 2009. Prior to joining Bain Capital, Mr. Gordon was a consultant at Bain & Company, Inc. Mr. Gordon holds an MBA from Harvard Business School and an AB in Economics from Harvard College. Mr. Gordon currently serves as a director of Aveanna Healthcare, Acadia Healthcare Company, Inc., Beacon Health Options, Grupo Notre Dame Intermedica, Kestra Medical Technologies, Inc., Navicure and QuVa Pharma, Inc. He has previously served as a director for several other companies including Quintiles IMS Holdings, Inc. and Hospital Corporation of America.
T. Devin O’Reilly joined Bain Capital Private Equity, LP in 2005 and has served as a Managing Director since 2013. Prior to joining Bain Capital, Mr. O’Reilly was a consultant at Bain & Company where he consulted for private equity and healthcare industry clients. Previously, he spent several years in the software industry in corporate development and general management roles. Mr. O’Reilly received an MBA from The Wharton School at the University of Pennsylvania, and graduated with a BA from Princeton University. Mr. O’Reilly currently serves as a director of Atento S.A., Aveanna Healthcare and Grupo Notre Dame Intermedica. Mr. O’Reilly formerly served as a director of Bio Products Laboratory and Brakes Bros.
The Board expects to appoint Messrs. Gordon and O’Reilly to the Compensation Committee of the Board upon their appointment to the Board upon the Preferred Stock Closing.
About Surgery Partners, Inc.
Headquartered in Nashville, Tennessee, Surgery Partners, Inc. is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 150 locations in 29 states, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

Forward-Looking Statements
This report may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission ("SEC") in its rules, regulations and releases. These statements include, but are not limited to, the Company’s expectations regarding the actions contemplated by the transaction agreements, including the closing of the transactions contemplated thereby and actions contingent thereon, the performance of the Company’s business and the other non-historical statements. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward looking statements are based on management’s current expectations and beliefs only as of the date of this report and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including but not limited to, the risk that the parties are unable to obtain required regulatory approvals, the risk that the parties are unable to satisfy other conditions to the consummation of the transactions contemplated by the transaction agreements, the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreements, the risk that the transactions contemplated thereby may involve unexpected liabilities or delays, and such other the risks identified and discussed from time to time in the Company’s reports filed with the SEC, including the Company’s most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.

CONTACT:
Teresa Sparks, CFO
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com